EXHIBIT 10(d)

                        Written Consent of Counsel as to
                    Legality of Securities Being Registered

                         [Phoenix Home Life letterhead]

[Logo] Phoenix Home Life

                                           July 13, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  PHL Variable Accumulation Account
     Registration Statement No. 33-87376

Dear Sirs:

     As Counsel to the depositor, I have participated in the development of and am familiar with the variable annuity contracts (the "Contracts") which are the subject of the above-captioned Registration Statement on Form N-4.

     In connection with this opinion, I have reviewed the Contracts, the Registration Statement, the Charter and By-Laws of the Company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the Contracts.

     Based upon this review, I am of the opinion that each of the Contracts, when issued, will have been validly issued, and will constitute a legal and binding obligation of PHL Variable Insurance Company.

     I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named as an expert under "Experts" therein.

                            Very truly yours,

                            /s/Patricia O. McLaughlin
                            Patricia O. McLaughlin

phl/548